MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (this “MOU”) is made and entered into on this December 25, 2023 (“Effective Date”) by and between: Vikram Grover, residing at 625 Stanwix St. #2504, Pittsburgh, PA 15222, Pittsburgh, PA, 15222 (the “First Party”)

and

Himalaya Technologies, Inc., located at 625 Stanwix St. #2504, Pittsburgh, PA 15222, Pittsburgh, PA, 15222 (the “Second Party”),

both of whom are collectively known as the “Parties,”

WHEREAS the First Party and the Second Party desire to enter into an agreement in which they will work together to achieve the various aims and objectives relating to the Project Liberate (the “Project”).

AND WHEREAS the First Party and the Second Party are desirous to enter into an MOU between them, setting out the working arrangements that each of the two agree are necessary to complete the Project.

1. Purpose and Scope. The purpose of this MOU is to provide the framework, the scope of work, terms and conditions, and responsibilities of the Parties associated with their work on the Project, as attached in more detailed information for the Project that the Parties have agreed upon, if applicable. The obligations of the Parties will end on December 25, 2023. The asset purchase may be completed in stages

As further outlined below, both parties will collaborate on the following:

The main objective(s) of the Project:

2. The Parties’ Obligations. The Parties desire and wish that this document will not create any form or manner of a formal agreement, but rather an agreement between the Parties to work together in such a manner that would promote a genuine atmosphere of collaboration in support of an effective and efficient partnership and leadership meant to maintain, safeguard, and sustain sound and optimal financial, managerial, and administrative commitment with regards to all matters related to the Project.

3. Cooperation. The Parties represent that they have unique, specialized expertise that they will draw upon to meet the objectives of the Project.

The First Party will use the following unique experiences and expertise to further the objectives of the Project:
- Default judgment of $57.9 million against NSAV, CHIF, Wilton et al. (Case No.: 1:21−cv−05054)

The Second Party will use the following unique experiences and expertise to further the objectives of the Project:
- Public company purchaser of businesses, investments, and assets derived from enforcement of default judgment

4. Responsibilities.

The First Party shall undertake the following activities under this MOA:
- Enforce default judgment by seizing control of public company defendant's assets (NSAV/CHIF)

The Second Party shall undertake the following activities under this MOA:
- Retain independent valuation experts and finance operations of NSAV/CHIF businesses upon change of control

5. Resources. The Parties will endeavor to have final approval and secure any financing necessary to fulfill their individual financial contributions at the start of the Project.

The First Party agrees to provide the following material, financial, and labor resources in respect of the Project:
- Assets seized upon enforcement of default judgment

The Second Party agrees to provide the following material, financial, and labor resources in respect of the Project:
- Stock and debt financing for acquired assets

6. Communication Strategy. Marketing of the Project should always be consistent with the aims of the Project and only undertaken with the express written agreement of both Parties. Where it does not breach any confidentiality protocols, a spirit of open and transparent communication should be adhered to. Coordinated communications should be made with external organizations to elicit their support and further the aims of the Project.

7. Dispute Resolution. The Parties to this MOU agree that if any dispute arises through any aspect of this agreement, including, but not limited to, any matters, disputes, or claims, the Parties shall confer in good faith to promptly resolve any dispute. In the event that the Parties are unable to resolve the issue or dispute between them, then the matter shall be mediated in an attempt to resolve any and all issues between the Parties.

8. Governing Law. This MOU shall be construed in accordance with the laws of the State of Pennsylvania.

9. Assignment. Neither Party may assign or transfer the responsibilities or agreement made herein without the prior written consent of the non-assigning party.

10. Amendment. This MOU may be amended from time to time by mutual agreement of the parties in a written modification signed by both parties.

11. Termination. This MOU may be terminated by mutual written agreement of the Parties upon five (5) days notice.

This MOU shall automatically terminate upon completion of all responsibilities as stated in the "Purpose and Scope" section unless otherwise amended, see attached timeline and list of objectives for the Project, if applicable.

12. Prior Memorandum Suspended. This MOU constitutes the entire Memorandum between the Parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and Memorandums, whether oral or written.

13. Understanding. By signing this MOU, both Parties of this MOU mutually agree and understand that:

Each Party will take finance and legal responsibility for the actions of its affiliates, officers, employees, independent contractors, agents, volunteers, and representatives.

Each Party agrees to indemnify, defend and hold harmless the other to the fullest extent permitted by law from and against all actions, demands, claims, losses, liabilities, costs (including attorney's costs and fees), and damages. Each Party shall also be responsible for the proportionate cost of any damages arising from the fault of such Party, its officers, agents, employees, and independent contractors.

Each Party shall carry insurance at its sole expense to cover its activities in connection with this MOU. Each Party shall also obtain and maintain insurance for general liability, workers' compensation, and business automobile liability adequate to cover any potential liabilities.

14. Notice. All notices, demands, requests, and other communications given hereunder for purposes other than termination shall be made in writing and shall be deemed given if:

I. Delivered by hand or
II. Mailed by domestic registered or certified mail with prepaid postage, after ten (10) business days since the date postmarked.

Any notices, demands, requests, and other communications returned to the sending Party as non-delivered should be re-delivered or re-mailed to the forwarding address affixed thereto. Such communications will be deemed delivered in the same way as those that had not been returned to the sending Party.

15. Severability. Any part or provision of this MOU that is found to be unenforceable, illegal, void, or prohibited in any jurisdiction will be ineffective without invalidating the remaining provisions and parts of the MOU. In such a scenario, the Parties will use reasonable efforts to employ and find an alternative way to achieve the same or substantially the same result as contemplated by such part or provision.

16. Authorization and Execution. The signing of this MOU does not constitute a formal understanding and as such it simply intends that the Parties shall strive to reach, to the best of their abilities, the objectives stated herein.

The MOU shall be signed by the First Party and the Second Party's Representative Vikram Paul Grover, Chairman & CEO and shall be effective as of the date first written above.

______________________________ Date: 12/25/2023

Vikram Grover

______________________________ Date: 12/25/2023

Himalaya Technologies, Inc.
Vikram Paul Grover, Chairman & CEO